                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ___________

                                 SCHEDULE 13G
                                (Rule 13d-102)

                   INFORMATION TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULES 13d-1(b), (c) and (d)
            AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 2)/1/


                        The Elder-Beerman Stores Corp.
                        ------------------------------
                               (Name of Issuer)

                          Common Stock, no par value
                          --------------------------
                        (Title of Class of Securities)

                                   284470101
                            -----------------------
                                (CUSIP Number)

                                 June 7, 1999
                             --------------------
            (Date of Event Which Requires Filing of this Statement)




_____________________

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO.  284470101              13G                    PAGE 2 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PPM America Special Investments Fund, L.P; I.D. No. 36-4086849

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,164,242
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,164,242
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,164,242
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.26%
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  284470101              13G                    PAGE 2 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  284470101              13G                    PAGE 3 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PPM America Fund Management GP, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,164,242/2/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,164,242
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,164,242
------------------------------------------------------------------------------

___________________

/2/ All of the securities covered by this report are owned legally by PPM America Special Investments Fund, L.P., and none are owned directly or indirectly by PPM America Fund Management GP, Inc. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM America Fund Management GP, Inc. is the beneficial owner of any of the securities covered by this statement.

-----------------------                                  ---------------------
  CUSIP NO.  284470101              13G                    PAGE 3 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      7.26%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 284470101               13G                    PAGE 6 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PPM America Special Investments CBO II, L.P., I.D. No. 98-0179401

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             680,732
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          680,732
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      680,732
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO. 284470101               13G                    PAGE 7 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      4.24%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 284470101               13G                    PAGE 8 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PPM America CBO II Management Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             680,732/3/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          680,732
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      680,732
------------------------------------------------------------------------------

_____________

/3/ All of the securities covered by this report are owned legally by PPM America Special Investments CBO II, L.P., and none are owned directly or indirectly by PPM America CBO II Management Company. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM America CBO II Management Company is the beneficial owner of any of the securities covered by this statement.

-----------------------                                  ---------------------
  CUSIP NO. 284470101               13G                    PAGE 9 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      4.24%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  284470101              13G                    PAGE 10 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PPM America, Inc.; I.D. No. 36-3714794

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,844,974/4/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,844,974
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,844,974
------------------------------------------------------------------------------

________________

/4/ All of the securities covered by this report are owned legally by PPM America Inc.'s investment advisory clients, and none are owned directly or indirectly by PPM America, Inc. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM America, Inc. is the beneficial owner of any of the securities covered by this statement.

-----------------------                                  ---------------------
  CUSIP NO.  284470101              13G                    PAGE 11 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      11.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IA
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)    Name of Issuer
             --------------

             The Elder-Beerman Stores Corp.  (The "Issuer")

Item 1(b)    Address of Issuer's Principal Executive Offices
             -----------------------------------------------

             3155 El-Bee Road
             Dayton, Ohio 45401

Item 2(a)    Name of Person Filing
             ---------------------

             (1) PPM America Special Investments Fund, L.P. ("SIF I")
             (2) PPM America Special Investments CBO II, L.P. ("CBO II")
             (3) PPM America, Inc.  ("PPM")
             (4) PPM America Fund Management GP, Inc.  ("SIF I GP")
             (5) PPM America CBO II Management Company ("CBO II GP")

Item 2(b)    Address of Principal Business Office
             ------------------------------------

             The address for SIF I, CBO II, PPM, SIF I GP and CBO II GP is:

             225 West Wacker Drive, Suite 1100A
             Chicago, Illinois 60606

Item 2(c)    Citizenship
             -----------

             Delaware

Item 2(d)    Title of Class of Securities
             ----------------------------

             Common Stock, no par value (the "Securities")

Item 2(e)    CUSIP No.
             ---------

             284470101

Item 3    If this statement is filed pursuant to Rules 13d-1(c)
          check this box.   [X]
          --------------

          This statement is also being filed by PPM as a registered investment adviser to SIF I and CBO II, and by SIF I GP and CBO II GP, solely in their capacity as the general partner of SIF I and CBO II, respectively. All of the securities covered by this report are owned legally by PPM's investment advisory clients and none are owned directly or indirectly by PPM, SIF I GP or CBO II GP. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that each of PPM, SIF I GP or CBO II GP is the beneficial owner of any of the securities covered by this statement.

Item 4    Ownership
          ---------

          (a)  Amount beneficially owned by:

                   SIF I:      1,164,242 shares
                   SIF I GP:   1,164,242 shares/5/
                   CBO II:       680,732 shares
                   CBO II GP:    680,732 shares
                   PPM:        1,844,974 shares

          (b)  Percent of class by:

                   SIF I:      7.26%
                   SIF I GP:   7.26%/6/
                   CBO II:     4.24%
                   CBO II GP:  4.24%
                   PPM:        11.5%



_____________________

/5/ All of the securities covered by this report are owned legally by PPM's investment advisory clients and none are owned directly or indirectly by PPM, SIF I GP or CBO II GP. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that each of PPM, SIF I GP or CBO II GP is the beneficial owner of any of the securities covered by this statement.

/6/ All of the securities covered by this report are owned legally by PPM's investment advisory clients and none are owned directly or indirectly by PPM, SIF I GP or CBO II GP. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that each of PPM, SIF I GP or CBO II is the beneficial owner of any of the securities covered by this statement.

          (c)  Number of shares to which such person has:

               (i)   sole power to vote or to direct the vote:  -0-

               (ii)  shared power to vote or to direct the vote by:

                     SIF I:        1,164,242 shares
                     SIF I GP:     1,164,242 shares/7/
                     CBO II:         680,732 shares
                     CBO II GP:      680,732 shares
                     PPM:          1,844,974 shares

               (ii)  sole power to dispose or to direct the disposition of: -0-

               (iv)  shared power to dispose or to direct the disposition of by:

                      SIF I:       1,164,242 shares
                      SIF I GP:    1,164,242 shares/8/
                      CBO II:        680,732 shares
                      CBO II GP:     680,732 shares
                      PPM:         1,844,974 shares

Item 5    Ownership of Five Percent or Less of a Class
          --------------------------------------------

          Not Applicable (N/A)

Item 6    Ownership of More Than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          ---------------------------------------------------------------------

          N/A

Item 8    Identification and Classification of Members of the Group
          ---------------------------------------------------------

          N/A


________________

/7/ All of the securities covered by this report are owned legally by PPM's investment advisory clients and none are owned directly or indirectly by PPM, SIF I GP or CBO II GP. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that each of PPM, SIF I GP or CBO II GP is the beneficial owner of any of the securities covered by this statement.

/8/ All of the securities covered by this report are owned legally by PPM's investment advisory clients and none are owned directly or indirectly by PPM, SIF I GP or CBO II GP. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that each of PPM, SIF I GP or CBO II GP is the beneficial owner of any of the securities covered by this statement.

Item 9    Notice of Dissolution of Group:
          ------------------------------

          N/A

Item 10   Certification
          -------------

          By signing below I certify that, to the best of my knowledge and belief the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 9, 1999

PPM AMERICA SPECIAL INVESTMENTS             PPM AMERICA SPECIAL INVESTMENTS
FUND, L.P.                                  CBO II, L.P.

By: PPM America, Inc.                       PPM America, Inc.
    As Attorney-in-Fact                     As Attorney-in-Fact

By: /s/ Brian T. Schinderle                 By: /s/ Brian T. Schinderle
   ------------------------------------        ---------------------------------
    Brian T. Schinderle                           Brian T. Schinderle
    Senior Managing Director                      Senior Managing Director

PPM AMERICA FUND MANAGEMENT                 PPM AMERICA, INC.
GP, INC.

By: PPM America, Inc.                       By: /s/ Brian T. Schinderle
    As Attorney-in-Fact                        ---------------------------------
                                                  Brian T. Schinderle
                                                  Senior Managing Director

By: /s/ F. John Stark, III
   ------------------------------------
    F.  John Stark, III
    Senior Vice President and Secretary

PPM AMERICA CBO II MANAGEMENT
COMPANY

By: PPM America, Inc.
    As Attorney-in-Fact


By: /s/ F. John Stark, III
   ------------------------------------
    F.  John Stark, III
    Senior Vice President and Secretary